Exhibit 99.1

OfficeMax

150 East Pierce Road Itasca, IL 60143-1594

News Release

Media Contact	Investor Contact
Bill Bonner	John Jennings
630 438 8584	630 438 8760

For Immediate Release: April 27, 2006

OFFICEMAX REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

ITASCA, Ill., April 27, 2006 – OfficeMax® Incorporated (NYSE: OMX) today reported results for the first quarter ended April 1, 2006. For the first quarter, the company reported a net loss of $25.1 million, or $.37 per diluted share, compared with a net loss of $5.3 million, or $.07 per diluted share, in the first quarter of 2005.

Results for the first quarter of 2006 include a loss from discontinued operations and charges related to previously announced store closings and our headquarters consolidation, which are not expected to be ongoing. A full description of these special items and a reconciliation to the company’s reported GAAP financial results are included in this press release. For the first quarter of 2006, net income before special items was $55.7 million, or $.77 per diluted share, compared with net income before special items of $17.7 million, or $.17 per diluted share, in the first quarter of 2005.

“Our first quarter 2006 operating results were quite strong, including substantial gross margin expansion and strong expense control in both our Contract and Retail segments,” said Sam Duncan, Chairman and Chief Executive Officer of OfficeMax. “In our Contract segment, through a focus on profitable growth and cost efficiencies, we achieved significant improvement in both our domestic and international operations. And in our Retail segment, we saw significant improvement through a more productive promotional strategy and effective cost control. With these first quarter results, we continue to believe that OfficeMax is positioned to achieve the 2006 goals that we outlined in our turnaround plan on January 24, 2006.”

Contract Segment

OfficeMax Contract segment sales increased 9.5% in the first quarter of 2006 compared to the first quarter of 2005 reflecting increases in both U.S. and international operations. U.S. Contract sales in the first quarter of 2005 were affected by a change in the fiscal quarter end to conform to our domestic operations’ fiscal reporting period. As a result, U.S. Contract sales benefited from five additional selling days in the first quarter of 2006 compared with the first quarter of 2005. Adjusting for the difference in selling days, and excluding the impact of acquisitions in the international Contract businesses, total Contract sales were flat in the first quarter of 2006 compared with the same period in 2005.

Contract segment operating profit increased to $67.0 million in the first quarter of 2006 compared to $18.4 million in the same period last year. Contract segment results in the first quarter of 2005 included a $9.8 million charge related to a legal settlement with the Department of Justice. Excluding this special item in the first quarter of 2005, operating profit increased by $38.8 million in the first quarter of 2006 due to sales growth, improved gross margin and expense controls. Contract segment gross margin increased to 23.2% in the first quarter of 2006 from 22.3% in the first quarter of 2005. Contract segment operating profit in the first quarter of 2006 benefited from targeted cost reduction programs, including the impact of our distribution center consolidation, significant improvement in our Canadian operations, and contribution from our middle market business and sales force redeployment initiatives.

Retail Segment

OfficeMax Retail segment sales decreased 0.5% in the first quarter of 2006 compared to the first quarter of 2005, with same-store sales growth of 1.2%. OfficeMax announced on January 10, 2006 our intention to rebalance our real estate portfolio, and during the first quarter of 2006 we closed 109 underperforming domestic superstores. Sales were negatively impacted by significantly lower sales from these stores as they prepared for and closed during the first quarter. Excluding these closed stores, same-store sales increased 2.2% in the first quarter of 2006 compared with the same quarter last year. Sales for the first quarter of 2006 benefited from positive same-store sales in nearly every product category, with continued strength in Print and Document Services.

Retail operating profit for the first quarter of 2006 included a charge of $98.6 million related to the 109 domestic retail store closures. Excluding this item, operating income increased by $37.7 million to $60.6 million in the first quarter of 2006 compared with the same period in 2005. The improvement in Retail segment operating profit in the first quarter of 2006 compared with the prior year was due to improved gross margin and expense controls. Retail segment gross margin increased to 28.6% in the first quarter of

2006 compared with 26.4% in the first quarter of 2005, with improvement in all major product categories. Retail operating profit in the first quarter of 2006 benefited from targeted cost reductions including reduced store labor costs and advertising and marketing expenses.

During the first quarter of 2006, OfficeMax opened 6 new retail stores and closed 109 stores, ending the quarter with 867 retail stores compared with 940 stores at the end of the first quarter of 2005.

Corporate and Other Segment

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments. Corporate and Other segment results in the first quarter of 2006 included expenses of $15.7 million related to the previously announced headquarters consolidation. Corporate and Other segment results for the first quarter of 2005 included a charge of $11.3 million, reflecting costs for one-time severance payments. Excluding these special items, Corporate and Other operating expense increased by $5.9 million to $21.7 million in the first quarter of 2006 from $15.8 million in the first quarter of 2005, due primarily to increased benefits expense, partially offset by reduced legacy company costs.

During the first quarter of 2006, OfficeMax generated $71.9 million of cash from operations and used $23.3 million for capital expenditures. At April 1, 2006, OfficeMax reported net debt of $383.4 million, reflecting total debt, excluding timber securitization notes, partially offset by cash and equivalents.

Conference Call Information

OfficeMax will host a conference call with investors and analysts to discuss the first quarter 2006 results on Thursday, April 27, 2006, at 9:00 a.m. Eastern Time. An audio webcast of the conference call can be accessed via the Internet by visiting the Investors section of the OfficeMax website at http://investor.officemax.com. To participate in the conference call, dial (800) 374-0165; international callers should dial (706) 634-0995. The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the Investors section of the OfficeMax website.

About OfficeMax

OfficeMax® Incorporated is a leader in both business-to-business office products solutions and retail office products. OfficeMax delivers an unparalleled customer experience – in service, in product, in time savings, and in value – through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to consumers and to large, medium and small businesses. OfficeMax customers are served by more than 35,000 associates through direct sales, catalogs, the Internet and approximately 870 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. To find the nearest OfficeMax, call 1-877-OFFICEMAX. For more information, visit http://www.officemax.com.

Forward-Looking Statements

Some statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments and the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Management believes that these forward-looking statements are reasonable. However, the company cannot guarantee that its actual results will be consistent with such statements and you should not place undue reliance on them. These statements are based on current expectations and speak only as of the date they are made. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the company which may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, including under the caption “Cautionary and Forward-Looking Statements,” in Item 1A of that form, and in other filings with the SEC.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	April 1, 2006	December 31, 2005

ASSETS
Current
Cash and equivalents	$76,644	$72,198
Receivables, net	552,712	600,244
Merchandise inventories	914,497	1,114,570
Other current assets	167,877	155,037
	1,711,730	1,942,049

Property
Property and equipment	1,091,197	1,083,563
Accumulated depreciation	(563,968)	(548,118)
	527,229	535,445

Goodwill and intangible assets, net	1,411,055	1,423,432
Timber notes receivable	1,635,000	1,635,000
Other long-term assets	728,169	736,216

Total assets	$6,013,183	$6,272,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Short-term borrowings	29,678	18,666
Current portion of long-term debt	45,785	68,648
Accounts payable	743,680	991,453
Accrued liabilities and other	559,649	509,559
	1,378,792	1,588,326
Debt
Long-term debt, less current portion	384,550	407,242
Timber securitization notes	1,470,000	1,470,000
	1,854,550	1,877,242

Compensation and benefits accruals	529,815	538,830
Other long-term liabilities	535,485	504,610
Minority interest	28,975	27,455

Shareholders’ Equity
Preferred stock	54,735	54,735
Common stock	177,114	176,977
Additional paid-in capital	753,652	747,805
Retained earnings	860,546	898,283
Accumulated other comprehensive loss	(160,481)	(142,121)
	1,685,566	1,735,679

Total liabilities and shareholders’ equity	$6,013,183	$6,272,142

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(thousands, except per-share amounts)

	For the Quarter Ended
	April 1, 2006	March 26, 2005

Sales	$2,423,537	$2,322,800
Cost of goods sold and occupancy costs	1,796,783	1,755,516
Gross profit	626,754	567,284

Operating and other expenses:
Operating and selling	433,045	450,302
General and administrative expenses	89,233	92,464
Other expense, net	112,840	10,386
Income (loss) from operations	(8,364)	14,132

Other income (expense):
Debt retirement expense	—	(12,155)
Interest expense	(31,503)	(31,191)
Interest income	21,114	31,869
Other, net	(2,166)	770
	(12,555)	(10,707)

Income (loss) from continuing operations before income taxes and minority interest	(20,919)	3,425
Income tax provision	7,994	(3,516)

Income (loss) from continuing operations before minority interest	(12,925)	(91)
Minority interest, net of income taxes	(1,181)	(909)

Income (loss) from continuing operations	(14,106)	(1,000)

Discontinued operations
Operating loss	(17,972)	(7,025)
Income tax benefit	6,991	2,733

Loss from discontinued operations	(10,981)	(4,292)

Net income (loss)	(25,087)	(5,292)

Preferred dividends	(1,009)	(1,106)

Net income (loss) applicable to common shareholders	$(26,096)	$(6,398)

Basic income (loss) per common share
Continuing operations	$(0.21)	$(0.03)
Discontinued operations	$(0.16)	(0.04)
Basic income (loss) per common share	$(0.37)	$(0.07)

Diluted income (loss) per common share
Continuing operations	$(0.21)	$(0.03)
Discontinued operations	(0.16)	(0.04)
Diluted income (loss) per common share	$(0.37)	$(0.07)

Weighted Average Shares
Basic	70,833	92,956
Diluted	70,833	92,956

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	For the Quarter Ended
	April 1, 2006	March 26, 2005

Cash provided by (used for) operations
Net income (loss)	$(25,087)	$(5,292)
Items in net income (loss) not using (providing) cash
Depreciation and amortization of intangibles	31,114	35,848
Other	23,800	10,410
Changes other than from acquisitions of business
Receivables and inventory	250,307	71,290
Accounts payable and accrued liabilities	(214,362)	(296,028)
Income taxes and other	6,173	(147,483)
Cash provided by (used for) for operations	71,945	(331,255)

Cash provided by (used for) investment
Expenditures for property and equipment	(23,321)	(25,375)
Acquisition of businesses	—	(22,272)
Other	596	2,053
Cash provided by (used for) investment	(22,725)	(45,594)

Cash provided by (used for) financing
Cash dividends paid	(10,620)	(13,933)
Changes in debt, net	(34,454)	(119,426)
Other	300	14,444
Cash provided by (used for) financing	(44,774)	(118,915)

Increase (decrease) in cash and cash equivalents	4,446	(495,764)
Cash and equivalents at beginning of period	72,198	1,242,542

Cash and equivalents at end of period	$76,644	$746,778

OFFICEMAX INCORPORATED AND SUBSIDIARIES

SUPPLEMENTAL SEGMENT INFORMATION

(unaudited)

(millions, except per-share data)

	For the Quarter Ended
	April 1 , 2006			March 26, 2005
	As Reported	Special Items (a)	Before Special Items (c)	As Reported	Special Items (b)	Before Special Items (c)

Segment Sales
OfficeMax, Contract	$1,230.7		$1,230.7	$1,124.4		$1,124.4
OfficeMax, Retail	1,192.8		1,192.8	1,198.4		1,198.4
	2,423.5		2,423.5	2,322.8		2,322.8

Segment income (loss)
OfficeMax, Contract	$67.0	$—	$67.0	$18.4	$9.8	$28.2
OfficeMax, Retail	(38.0)	98.6	60.6	22.9	—	22.9
Corporate and Other	(37.4)	15.7	(21.7)	(27.1)	11.3	(15.8)
	(8.4)	114.3	105.9	14.2	21.1	35.3

Debt retirement expenses	—	—	—	(12.2)	12.2	—
Interest expense	(31.5)	—	(31.5)	(31.2)	—	(31.2)
Interest income and other	19.0	—	19.0	32.6	(2.6)	30.0

Income (loss) from continuing operations before income taxes and minority interest	(20.9)	114.3	93.4	3.4	30.7	34.1
Income tax provision	8.0	(44.5)	(36.5)	(3.5)	(12.0)	(15.5)
Income (loss) from continuing operations before minority interest	(12.9)	69.8	56.9	(0.1)	18.7	18.6
Minority interest, net of income tax	(1.2)	—	(1.2)	(0.9)	—	(0.9)

Income (loss) from continuing operations	(14.1)	69.8	55.7	(1.0)	18.7	17.7

Discontinued operations
Operating loss	(18.0)	18.0	—	(7.0)	7.0	—
Income tax benefit	7.0	(7.0)	—	2.7	(2.7)	—

Loss from discontinued operations	(11.0)	11.0	—	(4.3)	4.3	—

Net income (loss)	$(25.1)	$80.8	$55.7	$(5.3)	$23.0	$17.7

Diluted income (loss) per common share
Continuing operations	$(0.21)	$0.98	$0.77	$(0.03)	$0.20	$0.17
Discontinued operations	(0.16)	0.16	—	(0.04)	0.04	—
Diluted income (loss) per common share	$(0.37)	$1.14	$0.77	$(0.07)	$0.24	$0.17

Totals may not foot due to rounding.

(a) See Notes 4 and 5 for a discussion of these special items.

(b) See Notes 3 and 5 for a discussion of these special items.

(c) For the purpose of evaluating our results, net of taxes, we have presented the results before special items using an estimated annual tax rate.

For the purpose of presenting diluted income (loss) per common share before special items, we excluded the special items from the calculation of diluted income (loss)

per common share without adjustments for potential dilution which is consistent with the calculation of diluted income (loss) per common share as reported. If adjustments for potential dilution are included, outstanding shares would have increased by approximately 2.2 million shares for the first quarter of 2006 and 2.5 million shares for the first quarter of 2005.

(1)  Financial Information

The quarterly consolidated financial statements included in this release are unaudited statements, and should be read in conjunction with our 2005 Annual Report on Form 10-K. In all periods presented, the measurement of net income (loss) involved estimates and accruals.

(2)  Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Share Before Special Items

We evaluate our results of operations both before and after special gains and losses. We believe our presentation of financial measures before special items enhances our investors’ overall understanding of our recurring operational performance. Specifically, we believe results before special items provide useful information to both investors and management by excluding gains, losses and expenses that are not indicative of our core operating activities.

In the preceding tables, we reconcile our financial measures before special items to our reported financial results for the first quarter of 2006 and 2005.

(3)  2005 Special Items

First Quarter 2005

During the first quarter of 2005, we recorded expenses of $11.3 million in our Corporate and Other segment primarily for severance. We also recorded a $9.8 million charge in our Contract segment related to a legal settlement with the Department of Justice. During the first quarter of 2005, we also incurred costs related to the early retirement of debt of $12.2 million and realized a $2.6 million settlement gain from a previous asset sale.

(4)  2006 Special Items

First Quarter 2006

As we reported in January 2006, we are rebalancing our real estate portfolio in order to exit underperforming locations and increase our presence in high-growth regions. We closed 109 domestic underperforming retail stores during the first quarter of 2006 and recorded a charge of $98.6 million in our Retail segment, primarily related to lease obligations. During the first quarter of 2006, we incurred $15.7 million of expenses in our Corporate and Other segment related to the previously announced headquarters consolidation.

(5)  Discontinued Operations

In the first quarter of 2006, we ceased operations at the Company’s wood-polymer building materials facility near Elma, Washington. As a result, we recorded expenses of $18.0 million in the first quarter of 2006 primarily related to lease and contract termination costs and other closure and exit costs, including severance. The costs and expenses related to this business are reflected as discontinued operations in our Consolidated Statements of Income (Loss).